The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 11, 2026

Pricing Supplement No. A32 dated March , 2026

(To Underlying Supplement No.1 dated April 26, 2024,

Product Supplement B dated April 26, 2024,

Prospectus Supplement dated April 26, 2024

and Prospectus dated April 26, 2024)

Registration Statement No. 333-278331 Rule 424(b)(2)

Deutsche Bank AG Trigger Autocallable Contingent Yield Notes

Linked to the Least Performing of the Russell 2000® Index and the EURO STOXX 50® Index due on or about March 18, 2036

Investment Description

The Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated obligations of Deutsche Bank AG (the “Issuer”) linked to the least performing of the Russell 2000® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the Closing Value of each Underlying on the applicable Coupon Observation Date is greater than or equal to its Coupon Barrier. However, if the Closing Value of any Underlying on a Coupon Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupon for the relevant quarter. If the Closing Value of each Underlying on any Call Observation Date is greater than or equal to its Closing Value on the Trade Date (the “Initial Underlying Value”), the Notes will be automatically called, and the Issuer will pay you the Face Amount of the Notes plus the Contingent Coupon, and no further payments will be made on the Notes. If the Notes are not automatically called and the Closing Value of each Underlying on the Final Valuation Date (the “Final Underlying Value”) is greater than or equal to its Downside Threshold (which is set equal to its Coupon Barrier), the Issuer will repay the Face Amount at maturity plus any final Contingent Coupon otherwise due. However, if the Final Underlying Value of any Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the Face Amount, if anything, resulting in a percentage loss on the Face Amount of the Notes equal to the negative Underlying Return of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”). In this case, you will have full downside exposure to the Least Performing Underlying from its Initial Underlying Value to its Final Underlying Value, and will lose a significant portion, and possibly all, of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the value of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlying. You will not participate in any appreciation of any Underlying and will not receive any dividends on the securities included in any Underlying. The Final Underlying Value of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the credit of Deutsche Bank AG. If Deutsche Bank AG were to default on its payment obligations or become subject to a resolution measure, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates[1]

❑	Contingent Coupon: On each Contingent Coupon Payment Date, the Issuer will pay you a Contingent Coupon if the Closing Value of each Underlying on the related Coupon Observation Date is greater than or equal to its Coupon Barrier. However, if the Closing Value of any Underlying on any Coupon Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupon on the related Contingent Coupon Payment Date.
❑	Automatic Call: If the Closing Value of each Underlying on any Call Observation Date is greater than or equal to its Initial Underlying Value, the Notes will be automatically called, and the Issuer will pay you the Face Amount of the Notes plus the Contingent Coupon, and no further payments will be made on the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold, the Issuer will repay the Face Amount at maturity plus any final Contingent Coupon otherwise due. However, if the Final Underlying Value of any Underlying is less than its Downside Threshold, the Issuer will repay less than the Face Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the credit of Deutsche Bank AG.

Trade Date:	March 13, 2026
Settlement Date:	March 18, 2026
Coupon Observation Dates[2]:	Quarterly (see page PS-8)
Call Observation Dates[2]:	Quarterly, beginning after one year (see page PS-8)
Final Valuation Date[2]:	March 13, 2036
Maturity Date[2]:	March 18, 2036
1	In the event that we make any changes to the expected Trade Date or Settlement Date, the other relevant dates may be changed so that the stated term of the Notes remains the same.

2	Subject to postponement. See “Terms of the Notes” on page PS-6 of this pricing supplement.

Notice to investors: The Notes are significantly riskier than conventional debt instruments. The Issuer is not necessarily obligated to repay the full Face Amount of the Notes at maturity, and the Notes may have the full downside market risk of the Least Performing Underlying. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of the Issuer. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Selected Risk Considerations” beginning on page PS–9 of this pricing supplement and “Risk Factors” beginning on page 10 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 20 of the accompanying prospectus before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment. The Notes will not be listed on any securities exchange.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the least performing of the Russell 2000® Index and the EURO STOXX 50® Index. The Contingent Coupon Rate and the Initial Underlying Value and corresponding Coupon Barrier and Downside Threshold for each Underlying will be set on the Trade Date. The Initial Underlying Value of each Underlying will be its Closing Value (as defined below) on the Trade Date. The Notes are offered at a minimum investment of $1,000 (100 Notes).

Underlying	Contingent Coupon Rate	Initial Underlying Value	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
Russell 2000® Index (RTY)	7.85% to 8.45% per annum		75% of its Initial Underlying Value	75% of its Initial Underlying Value	25160U726 / US25160U7265
EURO STOXX 50® Index (SX5E)			75% of its Initial Underlying Value	75% of its Initial Underlying Value

*Rounded to three decimal places with respect to the Russell 2000® Index and rounded to two decimal places with respect to the EURO STOXX 50® Index.

The Issuer’s estimated value of the Notes on the Trade Date is approximately $9.115 to $9.700 per $10.00 Face Amount of Notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on page PS-2 of this pricing supplement for additional information.

By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the Notes or the conversion of the Notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the Notes. Please see “Resolution Measures” beginning on page 75 in the accompanying prospectus and “Resolution Measures and Deemed Agreement” on page PS–3 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$10.00	$0.35	$9.65
Total	$	$	$
(1)	Deutsche Bank Securities Inc. (“DBSI”) and UBS Financial Services Inc (“UBS”) are the agents in connection with the sale of the Notes. DBSI, one of the agents for this offering, is our affiliate. The discounts and commissions indicated above do not include any profits that UBS, we or any of our or their respective affiliates expect to realize from hedging activities. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the Notes is equal to the sum of our valuations of the following two components of the Notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as discounts and commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of discounts and commissions, if any, and the cost of hedging our obligations under the Notes through one or more hedge counterparties, which will include UBS or its affiliates. Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Settlement Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

Under German and European laws and regulations, the Notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. Under the relevant resolution laws and regulations as applicable to us from time to time, the Notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, of any payment (or delivery obligations) on the Notes; (ii) convert the Notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); and/or (iii) apply any other resolution measure, including, but not limited to, any transfer of the Notes to another entity, the amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. The write-down and conversion powers are commonly referred to as the “bail-in tool” and the bail-in tool and each of the other resolution measures are hereinafter referred to as a “Resolution Measure.” By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority as set forth in the accompanying prospectus dated April 26, 2024. Please read the risk factor “The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us” in this pricing supplement.

This is only a summary, for more information please see the accompanying prospectus dated April 26, 2024, including the risk factors beginning on page 20 of such prospectus.

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with underlying supplement No. 1 dated April 26, 2024, product supplement B dated April 26, 2024, the prospectus supplement dated April 26, 2024 relating to our Senior Notes, Series A of which these Notes are a part and the prospectus dated April 26, 2024. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the underlying supplement, product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or, if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement No. 1 dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000095010324005869/crt_dp210214-424b2.pdf

•	Product Supplement B dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000095010324005867/crt_dp210215-424b2.pdf

•	Prospectus Supplement dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000095010324005861/crt_dp210217-424b2.pdf

•	Prospectus dated April 26, 2024:

https://www.sec.gov/Archives/edgar/data/1159508/000119312524118649/d776815d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes and you will be asked to accept such changes in connection with your purchase of any Notes. You may choose to reject such changes, in which case we may reject your offer to purchase the Notes.

Investor Suitability

The Notes may be appropriate for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Least Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlying.

♦	You believe each Underlying is likely to close at or above its Coupon Barrier on the specified Coupon Observation Dates, and, if any Underlying does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlying Value of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Value of any Underlying is less than its Downside Threshold, you can tolerate a loss of a significant portion or all of your initial investment.

♦	You understand and accept that you will not participate in any appreciation in the values of any Underlying and your potential return is limited to any Contingent Coupons paid on the Notes.

♦	You would be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦	You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the securities included in the Underlyings.

♦	You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment of the Face Amount at maturity.

The Notes may not be appropriate for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Least Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlying.

♦	You do not believe each Underlying is likely to close at or above its Coupon Barrier on the specified Coupon Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe at least one Underlying will depreciate over the term of the Notes and its Final Underlying Value is likely to be less than its Downside Threshold.

♦	You seek an investment that participates in the full appreciation of the Underlyings and whose return is not limited to any Contingent Coupons paid on the Notes.

♦	You would be unwilling to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦	You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you would prefer to receive any dividends paid on the securities included in the Underlyings.

♦	You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You do not understand or are not willing to accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You are unwilling or unable to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes, including any payment of the Face Amount at maturity.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement. For more information about the Underlyings, please see the sections titled “The Russell 2000® Index” and “The EURO STOXX 50® Index” below.

Terms of the Notes[1]
Issuer:	Deutsche Bank AG
Issue Price:	100% of the Face Amount of Notes
Face Amount:	$10 per Note
Underlyings:	The Russell 2000® Index (Ticker: RTY) and the EURO STOXX 50® Index (Ticker: SX5E)
Term[2]:	Approximately 10 years, unless automatically called earlier
Automatic Call Feature:	If the Closing Value of each Underlying on any Call Observation Date is greater than or equal to its Initial Underlying Value, the Notes will be automatically called, and the Issuer will pay you the Face Amount of the Notes plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Call Settlement Date, and no further payments will be made on the Notes.
Contingent Coupon:

If the Closing Value of each Underlying is greater than or equal to its Coupon Barrier on any Coupon Observation Date, the Issuer will pay you a Contingent Coupon on the related Contingent Coupon Payment Date.

If the Closing Value of any Underlying is less than its Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Contingent Coupon Payment Date.

The Contingent Coupon is a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate.

Contingent Coupon Rate:	7.85% to 8.45% per annum (to be set on the Trade Date). Accordingly, the Contingent Coupon with respect to each Coupon Observation Date will be equal to between $0.19625 and $0.21125 per Note. Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings.
Payment at Maturity:

If the Notes are not automatically called, on the Maturity Date, you will receive from the Issuer a cash payment per Note calculated as follows:

•

If the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold (which equals its Coupon Barrier), the Issuer will repay the Face Amount at maturity of $10 per Note plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

•

If the Final Underlying Value of any Underlying is less than the Downside Threshold, the Issuer will repay less than the Face Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

If the Notes are not automatically called and the Final Underlying Value of any Underlying is less than its Downside Threshold, your investment is fully exposed to the decline in the Least Performing Underlying, and you will lose a significant portion or all of your initial investment at maturity.

Underlying Return:	With respect to each Underlying: Final Underlying Value – Initial Underlying Value Initial Underlying Value
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Initial Underlying Value:	With respect to each Underlying, its Closing Value on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Value:	With respect to each Underlying, its Closing Value on the Final Valuation Date
Closing Value:	Closing Value has the meaning assigned to “Closing Level” set forth under “Description of Securities—Certain Defined Terms” in the accompanying product supplement.
Coupon Barrier:	With respect to each Underlying, 75% of its Initial Underlying Value, as specified on the cover of this pricing supplement
Downside Threshold:	With respect to each Underlying, 75% of its Initial Underlying Value, as specified on the cover of this pricing supplement
Senior Preferred:	The Notes are “senior preferred” obligations of the Issuer, meaning that they are unsecured and unsubordinated obligations of the Issuer, ranking in priority to its senior non-preferred obligations, but junior to other liabilities, such as, for example, covered deposits held by natural persons and micro, small and medium-sized enterprises, all as further described herein and in the accompanying prospectus and prospectus supplement.
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Coupon Observation Dates, the Call Observation Dates, the Final Valuation Date, the Contingent Coupon Payment Dates, the Call Settlement Dates and the Maturity Date may be changed so that the stated term of the Notes remains the same. In addition, the Coupon Observation Dates, the Call Observation Dates, the Final Valuation Date, the Contingent Coupon Payment Dates, the Call Settlement Dates and the Maturity Date are subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investment Timeline

Trade Date:	The Initial Underlying Value of each Underlying is observed, the Contingent Coupon Rate is set and the Coupon Barrier and Downside Threshold of each Underlying are determined.

Coupon Observation Dates / Call Observation Dates (beginning after one year):

If the Closing Value of each Underlying is greater than or equal to its Coupon Barrier on any Coupon Observation Date, the Issuer will pay you a Contingent Coupon on the related Contingent Coupon Payment Date.

However, if the Closing Value of any Underlying is less than its Coupon Barrier on any Coupon Observation Date, no Contingent Coupon payment will be made on the related Contingent Coupon Payment Date.

In addition, if the Closing Value of each Underlying on any Call Observation Date is greater than or equal to its Initial Underlying Value, the Notes will be automatically called, and the Issuer will pay you the Face Amount of the Notes plus the Contingent Coupon, and no further payments will be made on the Notes.

Maturity Date:

If the Notes are not automatically called, the Final Underlying Value of each Underlying is observed and the Underlying Return of each Underlying is determined on the Final Valuation Date.

If the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold (which equals its Coupon Barrier), the Issuer will repay the Face Amount at maturity of $10 per Note plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

If the Final Underlying Value of any Underlying is less than its Downside Threshold, the Issuer will repay less than the Face Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

If the Notes are not automatically called and the Final Underlying Value of any Underlying is less than its Downside Threshold, your investment is fully exposed to the decline in the Least Performing Underlying, and you will lose a significant portion or all of your initial investment at maturity.

Investing in the Notes involves significant risks. You may receive few or no Contingent Coupons during the term of the Notes. You may lose a significant portion or all of your investment. You will be exposed to the market risk of each Underlying and any decline in the value of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlying. The Final Underlying Value of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any payment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer. If Deutsche Bank AG were to default on its payment obligations or become subject to a resolution measure, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

Coupon Observation Dates/Call Observation Dates*/Contingent Coupon Payment Dates/Call Settlement Dates
Coupon Observation Dates/Call Observation Dates*	Contingent Coupon Payment Dates / Call Settlement Dates*
June 15, 2026	June 17, 2026
September 14, 2026	September 16, 2026
December 14, 2026	December 16, 2026
March 15, 2027	March 17, 2027
June 14, 2027	June 16, 2027
September 13, 2027	September 15, 2027
December 13, 2027	December 15, 2027
March 13, 2028	March 15, 2028
June 13, 2028	June 15, 2028
September 13, 2028	September 15, 2028
December 13, 2028	December 15, 2028
March 13, 2029	March 15, 2029
June 13, 2029	June 15, 2029
September 13, 2029	September 17, 2029
December 13, 2029	December 17, 2029
March 13, 2030	March 15, 2030
June 13, 2030	June 17, 2030
September 13, 2030	September 17, 2030
December 13, 2030	December 17, 2030
March 13, 2031	March 17, 2031
June 13, 2031	June 17, 2031
September 15, 2031	September 17, 2031
December 15, 2031	December 17, 2031
March 15, 2032	March 17, 2032
June 14, 2032	June 16, 2032
September 13, 2032	September 15, 2032
December 13, 2032	December 15, 2032
March 14, 2033	March 16, 2033
June 13, 2033	June 15, 2033
September 13, 2033	September 15, 2033
December 13, 2033	December 15, 2033
March 13, 2034	March 15, 2034
June 13, 2034	June 15, 2034
September 13, 2034	September 15, 2034
December 13, 2034	December 15, 2034
March 13, 2035	March 15, 2035
June 13, 2035	June 15, 2035
September 13, 2035	September 17, 2035
December 13, 2035	December 17, 2035
March 13, 2036 (the Final Valuation Date)	March 18, 2036 (the Maturity Date)
*Each Coupon Observation Date (other than the Final Valuation Date), starting from the fourth Coupon Observation Date, which is March 15, 2027, is a Call Observation Date. Thus, the first possible Call Settlement Date will be March 17, 2027.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or each of the Underlyings or in any of the securities included in the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

♦	Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that we will not necessarily pay you the Face Amount per Note at maturity. If the Notes are not automatically called, the return on the Notes at maturity is linked to the performance of the Least Performing Underlying and will depend on whether its Final Underlying Value is less than its Downside Threshold. If the Notes are not automatically called and the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than the Face Amount, if anything, resulting in a percentage loss on the Face Amount of the Notes equal to the negative Underlying Return of the Least Performing Underlying. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦	You May Not Receive Any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Value of any Underlying on a Coupon Observation Date is less than its Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Coupon Observation Date even if the Closing Value of any other Underlying is greater than or equal to its Coupon Barrier on that Coupon Observation Date. If the Closing Value of at least one Underlying is less than its Coupon Barrier on each of the Coupon Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Your Return Potential on the Notes is Limited to Any Contingent Coupons Paid on the Notes, and You Will Not Participate in Any Appreciation of Any Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of any Underlying. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Closing Value of each Underlying has been greater than or equal to its Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Therefore, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the value of the Least Performing Underlying even though you will not participate in any appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or each of the Underlyings or the securities included in the Underlyings.

♦	You are Exposed to the Market Risk of Each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlying. To receive any Contingent Coupons, the Closing Value of each Underlying must be greater than or equal to its Coupon Barrier on the applicable Coupon Observation Date. In addition, if the Notes have not been automatically called prior to maturity and the Final Underlying Value of any Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Because the Notes are Linked to the Least Performing Underlying, You are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes were Linked to a Single Underlying — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With multiple Underlyings, it is more likely that the Closing Value of at least one Underlying will be less than its Coupon Barrier on the specified Coupon Observation Dates or less than its Downside Threshold on the Final Valuation Date and, therefore, it is more likely that you may receive few or no Contingent Coupons and that you will suffer a significant loss on your initial investment at maturity. In addition, because the Closing Value of each Underlying must be greater than or equal to its Initial Underlying Value on a Call Observation Date in order for the Notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Call Observation Date than if the Notes were linked to a single Underlying. Further, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between the Underlyings, the greater the potential for an Underlying to close below its Coupon Barrier on a Coupon Observation Date or below its Downside Threshold on the Final Valuation Date. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Notes. To the extent the Underlyings represent different equity markets, such equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings' performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings' performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	Reinvestment Risk — If the Notes are automatically called, the term of the Notes will be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. If the Notes are not automatically called, you might be exposed to the full decline in the Least Performing Underlying.

♦	Any Payment on the Notes Will Be Determined Based on the Closing Values of each Underlying on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of each Underlying on the dates specified. You will not benefit from any more favorable value of any Underlying determined at any other time.

♦	A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the values of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the Closing Value of any Underlying on one or more Coupon Observation Dates will be less than its Coupon Barrier, which would result in few or no Contingent Coupons and/or that the Final Underlying Value of any Underlying will be less than its Downside Threshold, which would result in a loss of a significant portion or all of your initial investment at maturity. However, the Underlyings’ volatilities can change significantly over the term of the Notes. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold as compared to otherwise comparable securities. Accordingly, in general, the higher the Contingent Coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, Contingent Coupons during the term of the Notes and that you will lose a substantial portion, and possibly all, of the Face Amount per Note at maturity. On the other hand, a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your initial investment at maturity.

♦	Contingent Repayment of Your Initial Investment Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a substantial loss relative to your initial investment, even if the value of any or each of the Underlyings is greater than its Downside Threshold at the time of such sale.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Notes are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. You should read the section entitled “Tax Consequences” herein, in combination with the section entitled “U.S. Federal Income Tax Consequences” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Issuer

♦	The Notes are Subject to the Credit of Deutsche Bank AG — The Notes are unsecured and unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Notes, including any payment of the Face Amount per Note at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes. Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the Notes to decline significantly. Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies. In the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Notes and you could lose your entire investment.

♦	The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us

o	Resolution Measures could be imposed on us. German and European laws and regulations provide German and European resolution authorities with a set of powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. Specifically, the competent resolution authority could impose Resolution Measures on us under German and European laws and regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

o	If a Resolution Measure is imposed on us, you may lose some or all of your investment in the Notes. A Resolution Measure may include: a write down, including to zero, of any claim for payment on the Notes; a conversion of the Notes into ordinary shares of us, any group entity or any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); or the application of any other resolution measure including, but not limited to, any transfer of the Notes to another entity, an amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. The competent resolution authority may apply Resolution Measures individually or in any combination. Therefore, you may lose some or all of your investment in the Notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

o	If a Resolution Measure is imposed on us, the secondary market for the Notes may be affected. It will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the Notes may not follow the trading behavior associated with similar types of Notes issued by other financial institutions which may be or have been subject to a Resolution Measure.

By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Notes, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent, issuing agent, registrar and The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such Notes may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. For more information, including details on the particular German and European laws and regulations referenced above, please see the accompanying prospectus dated April 26, 2024, including the risk factors beginning on page 20 of such prospectus.

Risks Relating to the Estimated Value of the Notes and any Secondary Market

♦	The Issuer’s Estimated Value of the Notes on the Trade Date Will Be Less Than the Issue Price of the Notes — The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of discounts and commissions, if any, and the cost of hedging our obligations under the Notes through one or more hedge counterparties, which will include UBS or its affiliates. Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as discounts and commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Notes or otherwise value your Notes, that price or value may differ materially from the estimated value of the Notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Notes in the secondary market.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date — While the payment(s) on the Notes described in this pricing supplement is based on the full Face Amount of Notes, the Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Settlement Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Notes Will Not Be Listed and There Will Likely Be Limited Liquidity — The Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. We or our affiliates intend to act as market makers for the Notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the value of any or each of the Underlyings has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Notes — Because the Notes can be thought of as securities that combine two components, a bond and an embedded derivative(s), the terms and features of the Notes at issuance and the value of the Notes prior to maturity will be influenced by factors that impact the value of bonds and embedded derivatives generally. While we expect that, generally, the values of the Underlyings will affect the value of the Notes more than any other single factor, the terms of the Notes at issuance and the value of the Notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time remaining to the maturity of the Notes;

♦	the market prices and dividend rates of the securities included in the Underlyings;

♦	the composition of the Underlyings;

♦	interest rates and yields in the markets generally;

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or the markets generally;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the Notes, their value may decline significantly due to the factors described above even if the value of each Underlying remains unchanged from its Initial Underlying Value, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Notes to maturity to receive the stated payout from the Issuer.

Risks Relating to the Underlyings

♦	Investing in the Notes is Not the Same as Investing in Any or Each of the Underlyings or the Securities Included in Any Underlying — The return on your Notes may not reflect the return you would realize on a hypothetical direct investment in any or each of the Underlyings or the securities included in any Underlying. As a holder of the Notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in any Underlying would have.

♦	If the Values of the Underlyings Change, the Value of the Notes May Not Change in the Same Manner — The Notes may trade quite differently from the values of the Underlyings. Changes in the values of any Underlying may not result in comparable changes in the value of the Notes.

♦	Each Underlying Reflects the Price Return of the Securities Included in that Underlying, Not Their Total Return Including All Dividends and Other Distributions — The return on the Notes is based on the performance of the Underlyings, which reflects the changes in the market prices of the securities included in each Underlying. It is not, however, linked to a “total return” version of each Underlying, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the securities included in the applicable Underlying.

♦	The Sponsor of An Underlying May Adjust that Underlying in Ways That Affect the Value of that Underlying and Has No Obligation to Consider Your Interests — The sponsor of an Underlying (the “Underlying Sponsor”) is responsible for calculating and maintaining that Underlying. The Underlying Sponsor can add, delete or substitute the Underlying components or make other methodological changes that could change the value of that Underlying. You should realize that the changing of Underlying components may affect that Underlying, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Underlying Sponsor may alter, discontinue or suspend calculation or dissemination of that Underlying.

Any of these actions could adversely affect the value of, and your return on, the Notes. The Underlying Sponsor has no obligation to consider your interests in calculating or revising that Underlying.

♦	Past Performance of Each Underlying is No Guide to Future Performance — The actual performance of each Underlying may bear little relation to the historical closing values of each Underlying and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of each Underlying or whether the performance of each Underlying will result in the return of any of your investment.

♦	The Notes are Subject to Small-Capitalization Companies Risk with Respect to the Russell 2000® Index - The Russell 2000® Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

♦	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro with Respect to the EURO STOXX 50® Index — The non-U.S. securities included in the EURO STOXX 50® Index are denominated in euros. Because the value of the EURO STOXX 50® Index is also calculated in euros (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes determined based on the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Notes will not benefit from any appreciation of the euro relative to the U.S. dollar.

♦	The Notes are Subject to Risks Relating to Non-U.S. Securities Markets with Respect to the EURO STOXX 50® Index — The equity securities included in the EURO STOXX 50® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	The Calculation Agent May Accelerate the Notes or Make Changes to the Terms of the Notes If a Change-in-Law Event Occurs with Respect to the EURO STOXX 50® Index — Upon the occurrence of a Change-in-Law Event with respect to the EURO STOXX 50® Index, the calculation agent may, in its sole discretion, accelerate the Maturity Date of the Notes. Any amount payable upon acceleration could be significantly less than the amount that would be due on the Notes if they were not accelerated. In such circumstances, you could lose some or all of your investment. If the Notes are accelerated, the term of your investment in the Notes will be limited to a period that is shorter than their original term, and holders of the Notes will not benefit from any potential positive performance of any Underlying. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event that the Notes are accelerated. If a Change-in-Law Event occurs with respect to the EURO STOXX 50® Index and the calculation agent does not accelerate the Maturity Date of the Notes, then the calculation agent may, in good faith and a commercially reasonable manner, adjust any terms, including but not limited to, the EURO STOXX 50® Index or any relevant value related to the EURO STOXX 50® Index that the calculation agent determines necessary to ensure an equitable result. Any of these actions may adversely affect, perhaps significantly, the market value of the Notes, as well as any amounts payable on the Notes. See “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Change-in-Law Event for Non-U.S. Equity Based Underlyings or Basket Components” in the accompanying product supplement.

Risks Relating to Conflicts of Interest

♦	Trading and Other Transactions by Us, UBS or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Notes — We or our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties, which will include UBS or its affiliates. We, UBS or our or its affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the values of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we, UBS or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Notes declines. We, UBS or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we, UBS or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS’ or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Notes. Introducing competing products into the marketplace in this manner could adversely affect the values of the Underlyings and the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Notes. Furthermore, because DBSI, UBS or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the Notes, DBSI, UBS or such affiliates may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI or UBS receives for the sale of the Notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI or UBS to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.

♦	We, UBS or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Adversely Affect the Value of Any Underlying and the Value of the Notes — We, UBS or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of any Underlying and the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, UBS or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the issuers of the securities included in each Underlying, which may present a conflict between Deutsche Bank AG and you, as a holder of the Notes. We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining the Issuer’s estimated value of the Notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Notes on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred and make other determinations with respect to each Underlying under the circumstances described in the product supplement. In making these determinations, the calculation agent may be required to make discretionary judgments. In making these discretionary judgments, the fact that we are the calculation agent may cause us to have economic interests that are adverse to your interests as an investor in the Notes, and our determinations as calculation agent may adversely affect your return on the Notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon an automatic call or at maturity for a $10 Face Amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Contingent Coupon Rate, Contingent Coupon, Initial Underlying Values, Coupon Barriers or Downside Thresholds. The hypothetical Initial Underlying Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Value for any Underlying. The actual Contingent Coupon Rate, Contingent Coupon, Initial Underlying Values, Coupon Barriers and Downside Thresholds will be determined on the Trade Date and will be set forth under “Terms of the Notes” above. For actual historical data of the Underlyings, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. In these examples, we refer to the Russell 2000® Index and the EURO STOXX 50® Index as the “RTY Index” and the “SX5E Index,” respectively.

Term:	Approximately 10 years (unless called earlier)
Hypothetical Contingent Coupon Rate:	5.00% per annum (or 1.25% per quarter)
Hypothetical Contingent Coupon:	$0.125 per quarter
Hypothetical Initial Underlying Value:	For each Underlying, 100.00
Hypothetical Coupon Barrier:	For each Underlying, 90.00 (90% of its hypothetical Initial Underlying Value)
Hypothetical Downside Threshold:	For each Underlying, 90.00 (90% of its hypothetical Initial Underlying Value)
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after one year)

The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the purchase price of $10 per Note.

Example 1 — Notes Are Automatically Called on the Fourth Coupon Observation Date

Coupon Observation Date	Closing Value	Payment (per Note)
First Coupon Observation Date	RTY Index: 65.00 SX5E Index: 70.00	Not Callable. Closing Value of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Second Coupon Observation Date	RTY Index: 70.00 SX5E Index: 90.00	Not Callable. Closing Value of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Third Coupon Observation Date	RTY Index: 60.00 SX5E Index: 95.00	Not Callable. Closing Value of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Fourth Coupon Observation Date	RTY Index: 100.00 SX5E Index: 105.00	Closing Value of each Underlying at or above its Initial Underlying Value; Notes are automatically called; Issuer pays Face Amount plus Contingent Coupon of $0.125 on Call Settlement Date.

Total Payments (per Note):	Payment on Call Settlement Date:	$10.125 ($10.00 + $0.125)
	Prior Contingent Coupons:	$0.00
	Total:	$10.125
	Total Return:	1.25%

Because the Closing Value of each Underlying is greater than or equal to its Initial Underlying Value on the fourth Coupon Observation Date (which is the first Call Settlement Date), the Notes are automatically called on that Coupon Observation Date. The Issuer will pay you on the related Call Settlement Date $10.125 per Note, which is equal to the Face Amount amount plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

However, because the Closing Value of at least one Underlying was less than its Coupon Barrier on the first through third Coupon Observation Dates, the Issuer will not pay any Contingent Coupon on the Contingent Coupon Payment Date following that Coupon Observation Date. Accordingly, the Issuer will have paid a total of $10.125 per Note for a total return of 1.25% on the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Value of Each Underlying Is At or Above Its Downside Threshold and Coupon Barrier

Coupon Observation Date	Closing Value	Payment (per Note)
First Coupon Observation Date	RTY Index: 125.00 SX5E Index: 105.00	Not Callable. Closing Value of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.125 on the related Contingent Coupon Payment Date.

Second Coupon Observation Date	RTY Index: 90.00 SX5E Index: 95.00	Not Callable. Closing Value of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.125 on the related Contingent Coupon Payment Date.

Third Coupon Observation Date	RTY Index: 90.00 SX5E Index: 70.00	Not Callable. Closing Value of SX5E below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Fourth Coupon Observation Date	RTY Index: 95.00 SX5E Index: 65.00

Closing Value of at least one Underlying below its Initial Underlying Value; Notes NOT automatically called.

Closing Value of SX5E Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Fifth to Thirty-ninth Coupon Observation Dates	Various (at least one Underlying below Coupon Barrier)

Closing Value of at least one Underlying below its Initial Underlying Value; Notes NOT automatically called.

Closing Value of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the related Contingent Coupon Payment Dates.

Fortieth Coupon Observation Date (the Final Valuation Date)	RTY Index: 105.00 SX5E Index: 95.00

Closing Value of SX5E Index below its Initial Underlying Value; Notes NOT automatically called.

Final Underlying Value of each Underlying at or above Downside Threshold and Coupon Barrier; Issuer pays Face Amount plus Contingent Coupon of $0.125 on Maturity Date.

Total Payments (per Note):	Payment at Maturity:	$10.125 ($10.00 + $0.125)
	Prior Contingent Coupons:	$0.25 ($0.125 × 2)
	Total:	$10.375
	Total Return:	3.75%

Because the Closing Value of at least one Underlying is less than its Initial Underlying Value on each Coupon Observation Date that is also a Call Observation Date, the Notes are not automatically called. Because the Final Underlying Value of each Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.125 per Note, which is equal to the Face Amount plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Value of each Underlying was greater than or equal to its Coupon Barrier on the first and second Coupon Observation Dates, the Issuer will pay the Contingent Coupon of $0.125 on each of the related Contingent Coupon Payment Dates. However, because the Closing Value of at least one Underlying was less than the Coupon Barrier on the third through thirty-ninth Coupon Observation Dates, the Issuer will not pay any Contingent Coupon on the Contingent Coupon Payment Dates following those Coupon Observation Dates. Accordingly, the Issuer will have paid a total of $10.375 per Note for a total return of 3.75% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Value of At Least One Underlying Is Below the Downside Threshold and Coupon Barrier

Coupon Observation Date	Closing Value	Payment (per Note)
First Coupon Observation Date	RTY Index: 60.00 SX5E Index: 65.00	Not Callable. Closing Value of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Second Coupon Observation Date	RTY Index: 105.00 SX5E Index: 65.00	Not Callable. Closing Value of SX5E Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Third Coupon Observation Date	RTY Index: 40.00 SX5E Index: 65.00	Not Callable. Closing Value of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Fourth Coupon Observation Date	RTY Index: 50.00 SX5E Index: 70.00

Closing Value of at least one Underlying below its Initial Underlying Value; Notes NOT automatically called.

Closing Value of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.

Fifth to Thirty-ninth Coupon Observation Dates	Various (at least one Underlying below Coupon Barrier)

Closing Value of at least one Underlying below its Initial Underlying Value; Notes NOT automatically called.

Closing Value of at least one Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the related Contingent Coupon Payment Dates.

Fortieth Coupon Observation Date (the Final Valuation Date)	RTY Index: 50.00 SX5E Index: 110.00

Closing Value of RTY Index below its Initial Underlying Value; Notes NOT automatically called.

Closing Value of RTY Index below its Coupon Barrier and its Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the Face Amount resulting in a percentage loss on your investment equal to the negative Underlying Return.

Total Payments (per Note):	Payment at Maturity:	$5.00
	Prior Contingent Coupons:	$0.00
	Total:	$5.00
	Total Return:	-50.00%

Because the Closing Value of at least one Underlying is less than its Initial Underlying Value on each Coupon Observation Date that is also a Call Observation Date, the Notes are not automatically called. Because the Final Underlying Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $5.00 per Note, for a total return of -50.00% on the Notes, calculated as follows:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the RTY Index:

Final Underlying Value – Initial Underlying Value	=	50.00 – 100.00	= -50.00%
Initial Underlying Value		100.00

Underlying Return of the SX5E Index:

Final Underlying Value – Initial Underlying Value	=	110.00 – 100.00	= 10.00%
Initial Underlying Value		100.00

Step 2: Determine the Least Performing Underlying. The RTY Index is the Underlying with the lowest Underlying Return and is, therefore, the Least Performing Underlying.

Step 3: Calculate the Payment at Maturity:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

$10 + ($10 × -50.00%)  = $5.00

In addition, because the Closing Value of at least one Underlying is less than its Coupon Barrier on each Coupon Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

The Russell 2000® Index

The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the performance of the Russell 2000® Index from January 4, 2021 to March 10, 2026. The Closing Level of the Russell 2000® Index on March 10, 2026 was 2,548.078. The dotted line represents a hypothetical Downside Threshold of 1,911.059, which is equal to 75% of the Closing Level of the Russell 2000® Index on March 10, 2026 (rounded to three decimal places). The actual Downside Threshold will be based on the Closing Level of the Russell 2000® Index on the Trade Date.

We obtained the Closing Levels of the Russell 2000® Index from Bloomberg Finance L.P., without independent verification. The historical Closing Levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level of the Russell 2000® Index on the Coupon Observation Dates and the Final Valuation Date. We cannot give you assurance that the performance of the Russell 2000® Index will not result in a loss on your initial investment.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the EURO STOXX 50® Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

The graph below illustrates the performance of the EURO STOXX 50® Index from January 4, 2021 to March 10, 2026. The Closing Level of the EURO STOXX 50® Index on March 10, 2026 was 5,837.17. The dotted line represents a hypothetical Downside Threshold of 4,377.88, which is equal to 75% of the Closing Level of the EURO STOXX 50® Index on March 10, 2026 (rounded to two decimal places). The actual Downside Threshold will be based on the Closing Level of the EURO STOXX 50® Index on the Trade Date.

We obtained the Closing Levels of the EURO STOXX 50® Index from Bloomberg Finance L.P., without independent verification. The historical Closing Levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on the Coupon Observation Dates and the Final Valuation Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will not result in a loss on your initial investment.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Russell 2000® Index and the EURO STOXX 50® Index from January 4, 2021 through March 10, 2026, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 4, 2021 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 4, 2021 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg Finance L.P., without independent verification. The historical performance of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Closing Levels of the Underlyings on the Coupon Observation Dates and the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your initial investment.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been each other. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the Underlyings to close below its Coupon Barrier or Downside Threshold on any Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, one or more of the Underlyings might close below its Coupon Barrier or Downside Threshold on any Coupon Observation Date or the Final Valuation Date, respectively, as the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Tax Consequences

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlying. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are not debt, with associated coupons, and any coupons as ordinary income, as more fully described in “U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Securities That We Treat as Prepaid Financial Contracts That Are Not Debt, with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, which, if applied, could be adverse to you. Moreover, because this treatment of the Notes and our special tax counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. Generally, if this treatment is respected, upon a taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable), the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. See the section entitled “U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Securities That We Treat as Prepaid Financial Contracts That Are Not Debt, with Associated Coupons — Consequences if a Security Is Recharacterized as a Debt Instrument” in the accompanying product supplement. If the Notes were characterized as debt instruments for U.S. federal income tax purposes, the tax consequences of an investment in the Notes could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. holders. The U.S. federal income tax treatment of the coupons is unclear. Although we currently do not intend to treat coupons paid to a non-U.S. holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification requirements, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments. In addition, you should in any event expect to be required to provide an appropriate IRS Form W-8 or other documentation in order to establish an exemption from backup withholding.

As discussed under “U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations, generally as of the first business day of the calendar year in which the relevant issuance is priced. In addition, the Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “U.S. Federal Income Tax Consequences” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. You should also consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and DBSI, acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions in the amount indicated on the cover hereof. We will agree that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover.

We or our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments with one or more hedge counterparties, which will include UBS or its affiliates. The discounts and commissions indicated on the cover hereof do not include any profits that UBS, we or any of our or their respective affiliates expect to realize from such hedging activities. See “Selected Risk Considerations” herein for additional considerations relating to hedging activities.

DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Notes to any of its discretionary accounts without the prior written approval of the customer. Please see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.